EXHIBIT 21.1
LIST OF SUBSIDIARIES OF PRIMO WATER CORPORATION

	Name of Subsidiary	Jurisdiction of Incorporation or Organization	Direct or Indirect Percentage of Ownership
1	Aimia Foods Limited	United Kingdom	100%
2	Aquaterra Corporation	Canada	100%
3	Bibo Limited	United Kingdom	10%
4	Café Espresso Italia Ltd	Israel	100%
5	Cott Beverages Luxembourg S.à r.l.	Luxembourg	100%
6	Cott (Barbados) IBC Ltd.	Barbados	100%
7	Cott Cayman	Cayman Islands	100%
8	Cott Retail Brands Limited	United Kingdom	100%
9	Cott Switzerland GmbH	Switzerland	100%
10	Decantae Mineral Water Limited	United Kingdom	100%
11	Dispensing Coffee Club (IAI-2003) Ltd	Israel	100%
12	DS Services of America, Inc.	Delaware	100%
13	Eden Springs Portugal S.A.	Portugal	100%
14	Eden Springs UK Limited	United Kingdom	100%
15	Entrepure Industries LLC	Colorado	100%
16	Fonthill Waters Limited	United Kingdom	100%
17	Garraways Ltd	United Kingdom	100%
18	GW Services, LLC	California	100%
19	Hydropure Distribution Ltd	United Kingdom	100%
20	John Farrer & Company (Kendal) Limited	United Kingdom	100%
21	Kafevend Group Limited	United Kingdom	100%
22	Kafevend Holdings Limited	United Kingdom	100%
23	Mey Eden Ltd	Israel	100%
24	Old WCS (Bottlers) Limited	United Kingdom	100%
25	Primo Customer Care, LLC	Delaware	100%
26	Primo Products, LLC	North Carolina	100%
27	Primo Refill, LLC	North Carolina	100%
28	Primo Water Financing One LLC	Delaware	100%
29	Primo Water Holdings Inc.	Delaware	100%
30	Primo Water Holdings UK Limited	United Kingdom	100%
31	Pure Choice Watercoolers Ltd	United Kingdom	100%
32	Tea UK Limited	United Kingdom	100%
33	The Interesting Drinks Company Limited	United Kingdom	100%
34	The Shakespeare Coffee Company Ltd	United Kingdom	100%
35	TWS Bidco 1 Limited	United Kingdom	100%
36	Wax Water Limited	United Kingdom	69.5%
37	Water Coolers (Scotland) Limited	United Kingdom	100%